UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 5, 2012

Wireless Telecom Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

New Jersey

(State or Other Jurisdiction of Incorporation)

001-11916	22-2582295
(Commission File Number)	(IRS Employer Identification No.)

25 Eastmans Road Parsippany, New Jersey 07054	07054
(Address of Principal Executive Offices)	(Zip Code)

(973) 386-9696

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Severance Agreements with Executive Officers

On December 10, 2012, Wireless Telecom Group, Inc. (the “Company”) entered into severance agreements with two of its executives officers, Paul Genova, the Company’s Chief Executive Officer, and Joseph Debold, the Company’s Senior Vice President of Global Sales and Marketing.

The severance agreement with Mr. Genova supersedes the severance agreement between the Company and Mr. Genova, dated March 29, 2005. The new agreement with Mr. Genova provides that if Mr. Genova’s employment is terminated by the Company “without cause” or if Mr. Genova terminates his employment for “good reason,” then Mr. Genova will be entitled to receive (i) a lump-sum cash payment equal to 100% of his annual base compensation then in effect, plus the amount, in the good faith determination of the Board of Directors, he earned as of the date of his termination under the annual bonus component of the Company’s officer bonus incentive plan in effect at that time, and (ii) the continuation of all benefits, to the extent permissible under the applicable benefits programs, in which he participates for a period of twelve months following his termination. If Mr. Genova obtains subsequent employment during such twelve-month period and if he receives benefits through such subsequent employment, the Company may terminate his continuing benefits. The terms of this agreement are valid through December 9, 2022.

The agreement with Mr. Debold provides that if Mr. Debold’s employment is terminated by the Company “without cause” or if Mr. Debold terminates his employment for “good reason,” then he will be entitled to receive (i) a lump-sum cash payment equal to 75% of his annual base compensation then in effect, plus the amount, in the good faith determination of the Board of Directors, he earned as of the date of his termination under the annual bonus component of the Company’s officer bonus incentive plan in effect at that time, and (ii) the continuation of all benefits, to the extent permissible under the applicable benefits programs, in which he participates for a period of nine months following his termination. If Mr. Debold obtains subsequent employment during such nine-month period and if he receives benefits through such subsequent employment, the Company may terminate his continuing benefits. The terms of this agreement are valid through December 9, 2022.

(e) Compensation Arrangements with Named Executive Officers

Effective January 1, 2013, the Company increased the base salaries of its three named executive officers. The salary of Mr. Genova, Chief Executive Officer, was increased from $230,000 per annum to $250,000 per annum. The salary of Mr. Robert Censullo, Acting Chief Financial Officer was increased from $125,000 per annum to $135,000 per annum. The salary of Mr. Joseph Debold, Senior Vice President of Global Sales and Marketing, was increased from $210,000 per annum to $225,000 per annum.

Item 8.01 Other Events.

In a press release dated December 11, 2012, the Company announced that its Board of Directors authorized on December 5, 2012, the repurchase of up to an additional 1,000,000 shares of the Company’s common stock under the Company’s previously approved stock repurchase plan. The stock repurchase program will be operated in accordance with the requirements of Rule 10b-18 under the Securities Exchange Act of 1934, as amended. As of December 11, 2012, approximately 1,300,000 shares may be repurchased by the Company under the stock repurchase plan. A copy of the Press Release is attached hereto as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

No.            Description

99.1           Press Release of the Company, dated December 11, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WIRELESS TELECOM GROUP, INC.

Date: December 11, 2012	By: _/s/ Paul Genova___________________
Paul Genova Chief Executive Officer and Director